INDEPENDENT AUDITOR'S REPORT

To The Board of Directors of Save the World Air, Inc.


We hereby consent to the use incorporated by reference in this Form S-8 of our report dated October 25, 2000 relating to the consolidated financial statements of Save the World Air, Inc. and consolidated subsidiaries.


/s/ Kevin Hoiberg
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Kevin Hoiberg


Australia
December 12,  2000